Exhibit 3.60

ARTICLES OF AMENDMENT

AMENDING AND RESTATING

ARTICLES OF ORGANIZATION

OF

LAKEDALE COMMUNICATIONS, LLC

June 22, 2010

The undersigned, being a duly authorized manager of Lakedale Communications, LLC, a Minnesota limited liability company (the “Company”), acting pursuant to and in conformity with Sections 322B.14 and 322B.15 of the Minnesota Limited Liability Company Act (the “Act”), as amended, hereby certifies as follows:

1. The name of the Company is Lakedale Communications, LLC.

2. The Amended and Restated Articles of Organization of the Company attached hereto amend, restate and supersede in their entirety the original Articles of Organization of the Company and any amendments thereto or restatements thereof as filed with the Secretary of State of the State of Minnesota.

3. These Articles of Amendment and the Amended and Restated Articles of Organization of the Company attached hereto have been duly approved and adopted by unanimous written consent of the governors and sole member of the Company on June 1, 2010, in accordance with the Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the date first written above.

/s/ John P. Fletcher
Name: John P. Fletcher
Title: Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO ARTICLES OF AMENDMENT OF LAKEDALE COMMUNICATIONS, LLC

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

LAKEDALE COMMUNICATIONS, LLC

June 22, 2010

ARTICLE I

NAME

The name of the company is Lakedale Communications, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The registered office of the Company is 100 South 5th Street, Suite 1075, Minneapolis, MN 55402. The registered agent of the Company at such address is C T Corporation System Inc.

ARTICLE III

CUMULATIVE VOTING

There shall be no cumulative voting by the members of the Company.

ARTICLE IV

PREEMPTIVE RIGHTS

The members of the Company shall not have any preemptive rights as defined in the Minnesota Limited Liability Company Act (the “Act”).

ARTICLE V

DURATION

The period of duration of the Company shall be perpetual.

ARTICLE VI

MANAGEMENT

The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its governors and members:

(1) The business and affairs of the Company shall be managed by or under the direction of governors.

(2) The governors shall have concurrent power with the members to make, alter, amend, change, add to or repeal the Operating Agreement of the Company.

(3) The number of governors of the Company shall be as from time to time fixed by, or in the manner provided in, the Operating Agreement of the Company. Election of governors need not be by written ballot unless the Operating Agreement so provides.

(4) To the fullest extent permitted by the Act, a governor of the Company shall not be liable to the Company or its members for monetary damages for breach of fiduciary duty as a governor. Any repeal or modification of the foregoing sentence by the members of the Company shall not adversely affect any right or protection of a governor of the Company existing at the time of such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the governors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the Act, these Amended and Restated Articles of Organization, and any Operating Agreement adopted by the members; provided, however, that no provision of the Operating Agreement hereafter adopted by the members shall invalidate any prior act of the governors which would have been valid if such provision of the Operating Agreement had not been adopted.

ARTICLE VII

INDEMNIFICATION

Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he or she is or was a governor, director, manager or officer of the Company, or, while a governor, director, manager, officer or other employee of the Company, is or was serving at the request of the Company as a governor, director, manager, officer employee or agent of another company, partnership, joint venture, trust or other enterprises shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may be hereafter amended, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of members or disinterested governors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a governor, director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Organization as of the date first written above.

LAKEDALE COMMUNICATIONS, LLC

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF

LAKEDALE COMMUNICATIONS, LLC